                                                                    EXHIBIT 99.1

Media contact:                                              Investor contact:
Mike Jacobsen                                               John Kristoff
+1 330 490 3796                                             +1 330 490 5900
jacobsm1@diebold.com                                        kristoj@diebold.com

FOR IMMEDIATE RELEASE:
October 20, 2004

DIEBOLD REPORTS THIRD QUARTER EARNINGS PER SHARE
Company reports record orders and improved cash flow

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported third quarter 2004 net income of $48,319,000 and diluted earnings per share of $.67, compared to diluted earnings per share of $.66 in the third quarter of 2003. Included in the third quarter 2004 earnings per share were previously disclosed product recertification, legal and other costs related to the pending civil action in the state of California, which adversely impacted quarterly earnings by approximately $.05 per share. Diebold also achieved record third quarter revenue of $613,393,000, 7.6 percent higher than the third quarter 2003 revenue of $570,239,000.

Diluted earnings per share grew 1.5 percent, driven by strong performance in the financial self-service and security businesses. Earnings were adversely affected by the election systems business, which was dilutive by $.04 per share in the third quarter of 2004 but was $.06 accretive in the third quarter of 2003. Excluding the election systems business, the third quarter 2004 diluted earnings per share would have increased by 18.3 percent*.

THIRD QUARTER HIGHLIGHTS
------------------------

      - Record total orders for products and services increased in the double-digit range excluding election systems

      - Security solutions revenue grew 17.0 percent and 16.9 percent on a fixed exchange rate basis* as a result of recent acquisitions and internal growth

      - Free cash flow* improved by $92.4 million, moving from a cash use of $39.9 million in the third quarter of 2003 to free cash flow of $52.5 million in the third quarter of 2004

      -     400,000 shares of Diebold stock were repurchased

*See accompanying notes for non-GAAP measures.

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



PAGE 2/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

FINANCIAL RESULTS
-----------------
"We are very encouraged by our continued strong order growth during the quarter," said Walden W. O'Dell, Diebold chairman and chief executive officer. "We also achieved strong earnings per share growth in our financial self-service and security businesses, growing more than 18 percent.

"As previously reported, election systems issues in California had a negative impact on earnings and margins during the third quarter," O'Dell continued. "However, we expect that the modernizing of voting systems in the United States will continue in 2005 and beyond, and we should have better visibility of the direction of the U.S. election systems market after the November election.

"While we are very pleased with the significant improvements in U.S. product and service margins excluding election systems, we still have opportunities for improvement internationally, particularly in western Europe where Opteva has not fully completed customer certifications. We continue to face rising commodity costs globally, and while Opteva has allowed us to overcome those challenges in the United States, we have not yet achieved significant Opteva volume levels in some key international regions. However, we are making significant progress in obtaining certifications globally and expect Opteva to increase market penetration in these key international regions in 2005."

FIXED EXCHANGE RATE THIRD QUARTER ORDERS
----------------------------------------
Total orders for product and service increased in the double-digit range excluding election systems. Financial self-service orders increased in the single-digit range, led by strong double-digit growth in Asia-Pacific and modest growth in the Americas, compared to a particularly strong 2003 third quarter. These financial self-service order gains were slightly offset by a low single-digit decline in EMEA, where the market remains competitive and Opteva is not fully certified by all customers. Security orders remain strong, increasing in the double-digit range. Orders in election systems declined due to the expected slowing of orders in 2004 in advance of the U.S. presidential election and a large order with the state of Maryland in 2003.

SIGNIFICANT ORDERS FOR THE QUARTER INCLUDED:
      -     Total Opteva orders of approximately $110 million

      - Opteva orders from three major financial institutions in North America totaling $11.9 million

      - Financial self-service orders from a bank in China totaling $11.7 million

      - Physical security orders from a bank in North America totaling $4.6 million

      -     A large financial self-service order in Mexico totaling $4.1 million

      -     A financial self-service order in Brazil for $3.5 million

      - An Opteva order from an eastern European financial institution totaling $2.9 million

      -     A $2.6 million order for Opteva from the Middle East

      -     An Opteva order in Italy for $2.3 million



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


PAGE 3/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

REVENUE
-------
Total revenue for the quarter was $613.4 million, up $43.2 million, or 7.6 percent and 6.4 percent on a fixed exchange rate basis*. Total financial self-service revenue increased 8.6 percent and 7.0 percent on a fixed exchange rate basis*. Security solutions revenue grew 17.0 percent and 16.9 percent on a fixed exchange rate basis*. Total financial self-service and security revenue increased by 10.8 percent and 9.5 percent on a fixed exchange rate basis*.

REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(In Thousands -- Quarter Ended September 30)

                                                                                       % Change          % Change
                                                           2004           2003           GAAP          fixed rate*
                                                     --------------- -------------- --------------  -----------------
Financial Self-Service
----------------------
Products                                                   $200,020       $177,162          12.9%              11.1%
Services                                                    218,393        208,014           5.0%               3.5%
                                                     --------------- -------------- --------------  -----------------
     Total Fin. self-service                                418,413        385,176           8.6%               7.0%

Security solutions
------------------
Products                                                     73,438         70,800           3.7%               3.6%
Services                                                     87,108         66,393          31.2%              31.1%
                                                     --------------- -------------- --------------  -----------------
     Total Security                                         160,546        137,193          17.0%              16.9%
                                                     --------------- -------------- --------------  -----------------
Total Fin. self-service & security                          578,959        522,369          10.8%               9.5%

Election systems                                             34,434         47,870         -28.1%             -28.1%
                                                     --------------- -------------- --------------  -----------------
Total Revenue                                              $613,393       $570,239           7.6%               6.4%
                                                     =============== ============== ==============  =================


Revenue Summary by Geographic Area
(In Thousands -- Quarter Ended September 30)
                                                                                          % Change          % Change
                                                      2004               2003               GAAP           fixed rate*
                                              ------------------- ------------------  ----------------- ----------------
The Americas
------------
Financial self-service solutions                       $ 278,457          $ 258,674               7.6%             7.7%
Security solutions subtotal                              154,442            136,501              13.1%            13.1%
                                              ------------------- ------------------  ----------------- ----------------
                                                         432,899            395,175               9.5%             9.5%
Election systems                                          34,434             47,870             -28.1%           -28.1%
                                              ------------------- ------------------  ----------------- ----------------
     Total Americas                                      467,333            443,045               5.5%             5.5%

Asia-Pacific
------------
Financial self-service solutions                          54,940             44,445              23.6%            22.6%
Security solutions                                         6,097                683                N/A              N/A
                                              ------------------- ------------------  ----------------- ----------------
Total Asia Pacific                                        61,037             45,128              35.3%            34.0%

Europe, Middle East, Africa
---------------------------
Financial self-service solutions                          85,016             82,057               3.6%            -3.1%
Security solutions                                             7                  9                N/A              N/A
                                              ------------------- ------------------  ----------------- ----------------
Total Europe, Middle East, Africa                         85,023             82,066               3.6%            -3.1%
                                              ------------------- ------------------  ----------------- ----------------
Total Revenue                                          $ 613,393          $ 570,239               7.6%             6.4%
                                              =================== ==================  ================= ================



*See accompanying notes for non-GAAP measures.

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



PAGE 4/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

CURRENCY IMPACT
---------------
During the quarter, revenue was positively impacted by the year-over-year strengthening of the euro and certain other currencies. The positive currency impact in the third quarter was approximately $6.1 million or 1.1 percent versus the prior year reported results.

GROSS MARGIN
------------
Total gross margin for the third quarter was 28.0 percent, a decrease of 1.4 percentage points from 29.4 percent in the third quarter 2003.

Product gross margin was 31.1 percent, a decrease of 2.0 percentage points from
33.1 percent in the third quarter 2003. The majority of this decline was attributable to the election systems business, which was adversely impacted by lower overall revenue volume and California recertification costs. In addition, while there was continued margin weakness in Europe, product margins in the United States, excluding election systems, improved. This improvement in U.S. margins was a result of increased Opteva sales, which carry a higher margin and more than offset continued increases in fuel and steel prices.

Service gross margin was 25.1 percent, a slight decrease from 25.5 percent in the third quarter of 2003. This decline was a result of continued pricing pressures and higher fuel costs. This negative impact was partially offset by improved service margins in the United States, where the company benefited from the continued rollout of productivity improvement initiatives.

OPERATING EXPENSES
------------------
Total operating expenses for the quarter as a percent of revenue were 15.8 percent, down from 16.9 percent in the third quarter 2003. This significant improvement was achieved despite absorbing higher legal and other expenses related to the pending civil action in the state of California.

OPERATING PROFIT
----------------
Operating profit was 12.2 percent of revenue, down slightly from 12.5 percent in the third quarter of 2003. The decrease in operating profit margin was due to lower gross margins in election systems, partially offset by the positive leveraging of operating expenses in the financial self-service and security businesses.

OTHER INCOME/(EXPENSE) AND MINORITY INTEREST
--------------------------------------------
Other income/(expense) and minority interest increased by $3.8 million of additional expense in the third quarter of 2004 versus the third quarter of 2003. This increase was primarily due to costs incurred as a result of the pending civil action in the state of California and higher interest expense resulting from increased debt levels.

NET INCOME
----------
Net income was 7.9 percent of revenue compared to 8.5 percent in the third quarter 2003. The decline in net income as a percent of revenue was mainly the result of lower operating profit in the election systems business and higher other income/(expense) and minority interest, partially offset by lower operating expenses as a percent of revenue.

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

PAGE 5/ DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
--------------------------------------
The company's net debt* was $210.9 million at September 30, 2004, compared to net debt* of $53.2 million at September 30, 2003. The $157.7 million increase in net debt* over the last 12 months was due to $72.9 million spent to repurchase company stock, $58.7 million invested in acquisitions, and higher working capital levels. The increased working capital is a result of the rapid growth of the company as well as requirements in the election systems business.

In the third quarter, free cash flow* improved by $92.4 million, moving from a cash use of $39.9 million in the third quarter of 2003 to free cash flow* of $52.5 million in the third quarter of 2004. A substantial portion of this improvement was a result of improved trade receivable collections. DSO was 83 days at September 30, 2004, a nine-day sequential improvement from 92 days at June 30, 2004. The 12-month moving average inventory turns decreased slightly from 5.2 at September 30, 2003, to 4.9 at September 30, 2004. This decrease was due in part to the impact of transitioning to the new Opteva product solution and the phase out of legacy products, as well as the buildup for an anticipated strong 2004 fourth quarter.

STOCK OPTION AND RESTRICTED STOCK EXPENSE
-----------------------------------------
As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS 123, the full year impact in 2004 and 2003 would be approximately $.06 per share. On October 13, 2004, the Financial Accounting Standards Board (FASB) concluded that Statement 123R, "Share-Based Payment," which would require all companies to measure compensation costs for all share-based payments (including employee stock options) at fair value, would be in effect for public companies for quarters beginning after June 15, 2005. The FASB's current plan is to issue a final Statement on or around December 15, 2004.

Also as previously disclosed, in the interest of more directly linking associate rewards to corporate performance, in 2004 the company granted restricted stock units in lieu of stock options to a select group of key associates. The impact from this transition to grants of restricted stock units will adversely impact 2004 earnings by approximately $.01 per share.

*See accompanying notes for non-GAAP measures.

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

PAGE 6/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

OUTLOOK
-------
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

FOURTH QUARTER AND FULL-YEAR 2004 OUTLOOK
-----------------------------------------
Expectations for the fourth quarter 2004 include:

      - Fourth quarter revenue is expected to increase 9 to 11 percent on a fixed exchange rate basis*.

            - Financial self-service revenue growth of 11 to 14 percent, fixed rate*.

            -     Security growth of 23 to 26 percent, fixed rate*.

            - Election systems revenue is expected to be $7 to $10 million for the fourth quarter.

      - Currency exchange is anticipated to be slightly favorable versus prior year.

      -     Depreciation and amortization to be approximately $19 million.

      -     An effective tax rate of approximately 31 to 32 percent.

      - An increase in pension expense of approximately $.01 per share in the fourth quarter of 2004 as compared to the fourth quarter of 2003.

      - EPS in the range of $.87 to $.92. This compares to $.81 in the fourth quarter of 2003. Election systems business is expected to be $0.03 dilutive in the fourth quarter 2004, including approximately $0.01 of additional cost related to the pending civil action in California as previously disclosed. This compares to election systems being approximately $.03 accretive in the fourth quarter 2003.

Expectations for the full year 2004 include:

      -     Revenue growth of 11 to 12 percent, on a fixed exchange rate basis*.

            - Financial self-service revenue growth of 11 to 12 percent, fixed rate*.

            -     Security growth of 16 to 18 percent, fixed rate*.

            - Election systems revenue, which includes voting revenue from Brazil, is now anticipated to be in the range of $83 to $86 million.

      -     Favorable currency impact of 1.5 to 1.8 percent versus prior year.

      -     Depreciation and amortization of approximately $72 million.

      -     An effective tax rate of approximately 31.5 to 32 percent.

      - Pension expense is expected to be $0.04 per share higher in 2004, moving from $0.01 per share in 2003 to $0.05 per share in 2004.

      -     Research and development will be approximately 3 percent of revenue.

      -     EPS in the range of $2.54 to $2.59.

      - Free cash flow* is expected to be in the range of $170 to $200 million.

*See accompanying notes for non-GAAP measures.

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
PAGE 7/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

2005 OUTLOOK
------------

Looking forward to 2005, while business unit forecasts have yet to be finalized and visibility is difficult given uncertain global economic conditions, management believes that through continued focus on speed, global efficiencies, and creative solutions to customer needs, the company will continue to gain market share. The following expectations do not include any potential impact of any future mergers, acquisitions, disposals or other business combinations, restructurings, or the expensing of stock options. Given these factors management has the following expectations:

      -     2005 revenue growth of 10 to 12 percent.

      -     Depreciation and amortization in the range of $75 to $80 million.

      - Pension expense will be approximately $0.08 per share compared to $0.05 per share in 2004.

      -     2005 earnings per share are expected to increase 18 to 20 percent.

NOTES FOR NON-GAAP MEASURES
---------------------------

1.       Diluted earnings per share (EPS) excluding election systems business:

                                                                       Q3 2004           Q3 2003       % INCREASE
                                                                       -------           -------       ----------
         Diluted EPS (GAAP measure)                                      $0.67           $ 0.66             1.5%
         Dilution/(Accretion) to diluted EPS from election                0.04            (0.06)            N/A
         systems business
         Diluted EPS excluding election systems business                 $0.71           $ 0.60            18.3%
         (non-GAAP measure)                                             ======           ======            ====


         The company believes that this non-GAAP measure provides meaningful performance data for the remaining business, which represent 94.3 percent of third quarter 2004 total revenue.

2. Fixed exchange rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.       Free cash flow is calculated as follows:

                                                                                             NINE MONTHS     NINE MONTHS
                                                                   Q3 2004      Q3 2003       ENDED 2004      ENDED 2003
                                                                   -------      -------       ----------      ----------
         Net cash provided by operating activities (GAAP         $ 66,897    $ (29,285)        $ 71,958        $133,007
         measure)
         Capital expenditures                                     (12,212)      (7,537)         (35,507)        (40,015)
         Rotable spares expenditures                               (2,167)      (3,092)          (7,307)        (21,676)
                                                                 --------    ---------         --------        --------
         Free cash flow (non-GAAP measure)                       $ 52,518    $ (39,914)        $ 29,144        $ 71,316
                                                                 ========    =========         ========        ========

         The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

4.       Net (debt)/investment is calculated as follows:

                                                                     SEPT. 30,       DECEMBER 31,    SEPT. 30,
                                                                        2004             2003          2003
                                                                     ---------       ------------    ---------
         Cash, cash equivalents and other investments (GAAP         $  124,540        $ 176,101      $ 147,098
         measure)
         Less Industrial development revenue bonds and other           (13,500)         (13,550)       (13,550)
         Less Notes payable                                           (321,926)        (190,172)      (186,712)
                                                                    -----------       ----------     ----------
         Net (debt)/investment (non-GAAP measure)                   $ (210,886)       $ (27,621)     $ (53,164)
                                                                    ===========       ==========     ==========

         Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.


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

PAGE 8/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS

FINANCIAL INFORMATION
---------------------
Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

FORWARD-LOOKING STATEMENT
-------------------------
In the company's written or oral statements, the use of the words "believes," "anticipates," "expects" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company's share of new and existing markets, and the company's short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company's goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company's uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:

      - competitive pressures, including pricing pressures and technological developments;

      - changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

      - changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

      - acceptance of the company's product and technology introductions in the marketplace;

      -     unanticipated litigation, claims or assessments;

      - ability to reduce costs and expenses and improve internal operating efficiencies;

      - variations in consumer demand for financial self-service technologies, products and services;

      - challenges raised about reliability and security of the company's election systems products, including the risk that such products will not be certified for use or will be decertified;

      - changes in laws regarding the company's election systems products and services; and

      - potential security violations to the company's information technology systems.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.11 billion in 2003 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #

DIEBOLD, INCORPORATED
INCOME STATEMENT
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                Three Months Ended September 30
                                                    2004             2003
                                                 ---------        ---------
Net Sales
     Product                                     $ 302,177        $ 292,203
     Service                                       311,216          278,036
                                                 ---------        ---------
     Total                                         613,393          570,239

Cost of goods
     Product                                       208,177          195,607
     Service                                       233,193          207,179
                                                 ---------        ---------
     Total                                         441,370          402,786

Gross Profit                                       172,023          167,453
     Percent of net sales                             28.0%            29.4%

Operating expenses
     Selling, general and administrative            82,155           81,154
     Research, development and engineering          14,733           15,035
                                                 ---------        ---------
     Total                                          96,888           96,189
     Percent of net sales                             15.8%            16.9%

Operating profit                                    75,135           71,264
     Percent of net sales                             12.2%            12.5%
Other expense and minority interest, net            (4,077)            (251)
                                                 ---------        ---------
Income before taxes                                 71,058           71,013
     Percent of net sales                             11.6%            12.5%
Taxes on income                                    (22,739)         (22,724)
     Effective tax rate                               32.0%            32.0%

Net Income                                       $  48,319        $  48,289
                                                 ---------        ---------
     Percent of net sales                              7.9%             8.5%
Basic weighted average shares outstanding           71,571           72,533
Diluted weighted average shares outstanding         72,056           73,097
Basic Earnings Per Share                         $    0.68        $    0.67
Diluted Earnings Per Share                       $    0.67        $    0.66

DIEBOLD, INCORPORATED
INCOME STATEMENT
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                         Nine Months Ended September 30
                                                         ------------------------------
                                                            2004               2003
                                                         -----------        -----------
Net Sales
     Product                                             $   788,541        $   669,271
     Service                                                 875,150            791,992
                                                         -----------        -----------
     Total                                                 1,663,691          1,461,263

Cost of goods
     Product                                                 528,693            440,179
     Service                                                 657,691            587,844
                                                         -----------        -----------
     Total                                                 1,186,384          1,028,023

Gross Profit                                                 477,307            433,240
     Percent of net sales                                       28.7%              29.6%

Operating expenses
     Selling, general and administrative                     247,000            220,279
     Research, development and engineering                    45,064             44,225
                                                         -----------        -----------
     Total                                                   292,064            264,504
     Percent of net sales                                       17.6%              18.1%
Operating profit                                             185,243            168,736
     Percent of net sales                                       11.1%              11.5%
Other income / (expense) and minority interest, net           (7,073)             1,166
                                                         -----------        -----------
Income before taxes                                          178,170            169,902
     Percent of net sales                                       10.7%              11.6%
Taxes on income                                              (57,015)           (54,369)
     Effective tax rate                                         32.0%              32.0%
Net Income                                               $   121,155        $   115,533
                                                         -----------        -----------
     Percent of net sales                                        7.3%               7.9%

Basic weighted average shares outstanding                     72,172             72,343
Diluted weighted average shares outstanding                   72,700             72,766
Basic Earnings Per Share                                 $      1.68        $      1.60
Diluted Earnings Per Share                               $      1.67        $      1.59

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)


                                      September 30, 2004     December 31, 2003
                                      ------------------     -----------------

ASSETS
------
Current assets
     Cash and cash equivalents            $  101,454            $  169,951
     Short-term investments                   23,086                 6,150
     Trade receivables, net                  595,743               558,161
     Inventories                             336,089               262,039
     Other current assets                    132,098               108,858
                                          ----------            ----------
          Total current assets             1,188,470             1,105,159

Securities and other investments              49,450                47,386
Property, plant and equipment, net           258,554               253,155
Goodwill                                     384,737               331,646
Other assets                                 190,181               163,156
                                          ----------            ----------
                                          $2,071,392            $1,900,502
                                          ----------            ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
     Notes payable                        $  321,926            $  190,172
     Accounts payable                        123,973               115,133
     Other current liabilities               335,950               313,348
                                          ----------            ----------
          Total current liabilities          781,849               618,653

Long-term liabilities                        127,466               133,611
Total shareholders' equity                 1,162,077             1,148,238
                                          ----------            ----------
                                          $2,071,392            $1,900,502
                                          ----------            ----------

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                       Nine Months Ending
                                                            September 30, 2004      September 30, 2003
                                                            ------------------      ------------------

Cash Flow from operating activities:
     Net Income                                                  $ 121,155               $ 115,533
     Adjustments to reconcile net income to cash
          provided by operating activities:
          Depreciation and amortization                             53,110                  51,598
          Deferred income taxes                                     (2,018)                    412
          Loss on sale of assets, net                                  531                   1,071
          Minority share of income                                   3,912                   5,082
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                   (22,408)                (88,111)
               Inventories                                         (73,316)                (21,580)
               Accounts payable                                      4,679                  11,419
               Certain other assets and liabilities                (13,687)                 57,583
                                                                 ---------               ---------
     Net cash provided by operating activities                      71,958                 133,007

Cash flow from investing activities:
     Payments for acquisitions, net of cash acquired               (58,668)                (10,611)
     Net investment activity                                       (19,903)                (10,002)
     Capital expenditures                                          (35,507)                (40,015)
     Rotable spares expenditures                                    (7,307)                (21,676)
     Increase in certain other assets                               (2,790)                (10,895)
                                                                 ---------               ---------
     Net cash used by investing activities                        (124,175)                (93,199)

Cash flow from financing activities:
     Dividends paid                                                (40,019)                (36,896)
     Net borrowings (payments) on short term borrowings            129,742                 (50,830)
     Net payments from securitization                              (37,639)                (19,759)
     Repurchase treasury shares                                    (71,897)                 (1,708)
     Other financing activities                                      3,968                  13,994
                                                                 ---------               ---------
     Net cash used by financing activities                         (15,845)                (95,199)

Effect of exchange rate changes on cash                               (435)                  4,676
                                                                 ---------               ---------
Decrease in cash and cash equivalents                              (68,497)                (50,715)
Cash and cash equivalents at the beginning of the period           169,951                 155,446
                                                                 ---------               ---------
Cash and cash equivalents at the end of the period               $ 101,454               $ 104,731
                                                                 =========               =========